PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

(Dollars in thousands)
                                                        December 31,
                                           ------------------------------------
                                              1997         1996         1995
                                              ----         ----         ----
Short-term debt                            $   91,400       66,500       66,600
Current portion of long-term debt              54,800       38,200       16,800
Long-term debt                                857,100      554,600      613,100
                                           ----------   ----------   ----------
Total debt                                  1,003,300      659,300      696,500
Minority interest in subsidiaries             113,300       85,500       73,300
Common shareholders' equity                 2,510,400    2,755,900    2,677,700
                                           ----------   ----------   ----------
Total capitalization                       $3,627,000    3,500,700    3,447,500
                                           ==========   ==========   ==========

Ratio of total debt to total
 capitalization                                 27.7%        18.8%        20.2%
                                           ==========   ==========   ==========